FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-66919
PROSPECTUS SUPPLEMENT No. 1 (To Prospectus dated November 6, 1998) DATED OCTOBER 8, 2002

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2,000,430 Common Shares

        This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership, if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

        This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated November 6, 1998, which is to be delivered with this prospectus supplement.

        The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
Eckhoff Family Irrevocable Trust (1)	2,174

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from James D. Eckhoff to the named entity.